Exhibit 10.19

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”) is entered into as of June 1, 2011, by and between FBMC BENEFITS MANAGEMENT, INC., a Florida corporation (“FBMC”), and WageWorks, Inc., a Delaware corporation (“WW”).

W I T N E S S E T H:

WHEREAS, FBMC and WW have previously entered into that certain Asset Purchase Agreement dated as of November 30, 2010 (the “APA”), pursuant to which, among other things, WW acquired FBMC’s rights under the Assumed Contracts (as such term is defined in the APA), as well as other Purchased Assets (as such term is defined in the APA), all on the terms and conditions set forth in the APA.

WHEREAS, FBMC and WW have previously entered into that certain Shared Services Agreement dated as of November 30, 2010 (the “SSA”), pursuant to which, among other things, FMBC agreed to provide certain services to WW on the terms and conditions set forth in the SSA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

1.	Facility License.

1.1.

License. FBMC hereby grants WW a license (the “Facility License”) to enter and use the facility located at 3101 Sessions Road Tallahassee, Florida 32303 (“Licensed Facility”) and certain equipment and other resources therein during the Term (as defined below), subject to the terms and conditions set forth herein.

1.1.1.

Restricted Areas. Certain areas of the Licensed Facility may be restricted from access by WW personnel, including but not limited to the data center, network wiring closets, HVAC mechanical rooms and portions of the Licensed Facility in use by FBMC (the “Restricted Areas”). Access to the Restricted Areas will be controlled by FBMC.

1.1.2.	Terms of Use. The terms of WW’s use of the Licensed Facility are specified below:

1.1.2.1.	WW is required to notify FBMC as soon as possible of any events or incidents involving the Licensed Facility or security of the Licensed Facility.

1.1.2.2.	WW is required to notify FBMC as soon as possible of any known risks or perils that might impact or endanger any occupants of the Licensed Facility.

1.1.2.3.	WW is required to follow any FBMC policies that govern the maintenance or security of the Licensed Facility.

2.	Services.

2.1.	Services. FBMC shall provide to WW the following support services (the “Services”) associated with the Licensed Facility. Payment for the Services is included in the Facility Fee listed in the paragraph 1.3 of the SSA unless otherwise noted. All Services apply only to the Licensed Facility unless otherwise noted.

2.1.1.

Service Hours. The Services are to be provided between the hours of 8:00 am and 5:00 pm ET unless otherwise noted or except when the facility is closed due to holidays, inclement weather or as a result of conditions beyond FBMCs’ control such as, but not limited to, war, strikes, fires, floods, acts of God, governmental restrictions, power failures, or damage or destruction of the facility.

2.1.2.	Common Areas. The following areas are designated as common areas with shared usage among FBMC and WW:

2.1.2.1.	First floor break room;
2.1.2.2.	First floor reception area;
2.1.2.3.	First floor main hallway (running north to south);
2.1.2.4.	Main parking lot and overflow parking lot; and
2.1.2.5.	Conference Rooms A and B (unless converted to employee work space).

2.1.3.	Utilities and Water. FBMC will provide utilities and water to WW.

2.1.4.

Connectivity. FBMC will provide connectivity to all power sources in the facility as needed. FBMC will provide connectivity to the FBMC telephone system, FBMC Internet and FBMC network as outlined in Schedule B of the SSA, or until such time as WW transitions to their own telephone system, internet and network connections.

2.1.5.

Annual Back-flow Prevention Testing. As required by the City of Tallahassee, FBMC will continue to facilitate the annual Backflow Prevention Assembly testing and acquire annual certification of completion in accordance with the City Ordinance.

2.1.6.

Facility Access Control. FBMC will maintain WW issued HID security cards issued to WW employees in Tallahassee and Ormond Beach offices within the Sonitrol Security System. This service will include maintaining reasonable security levels as defined by WW, activating and deactivating cards and providing Sonitrol system reports as requested. WW must notify FBMC as soon as reasonably possible of employee terminations in order to maintain facility security.

2.1.7.

Facility Security. FBMC will monitor and maintain an alarm system that will detect fire, smoke and break-ins. Facility security incidents will be managed by FBMC personnel. The fire alarm system will be maintained by FBMC, and will be inspected annually by an authorized technician. FBMC will conduct an annual fire alarm drill to test the alarm system and evacuation procedures.

2.1.8.

After Hours Security. FBMC will provide one security officer from 6:00 pm until 10:30 pm Monday through Friday. Random security checks will be conducted over the weekends. After hours security incidents will be managed by FBMC personnel.

2.1.9.	Janitorial Service. FBMC will provide daily janitorial service for the facility.

2.1.10.	Sanitation Supplies. FBMC will provide sanitation supplies for all restrooms.

2.1.11.	Breakroom. FBMC will maintain vending machine services for the breakroom. FBMC will care for and maintain the refrigerator, ice machine and water cooler in the breakroom.

2.1.12.	Irrigation System Maintenance. FBMC will provide maintenance to the facilities irrigation system.

2.1.13.

Building Maintenance. Routine building maintenance will be performed by FBMC to include maintaining lighting both interior and exterior, window treatments, ceiling tiles, door locks and handles, carpeting, painting, electrical, HVAC, generator and generator fuel, elevator, plumbing, roofing, exterior façade of building, parking lot, speed bumps, signage and all other issues related to the upkeep and general maintenance of the building. Damages caused by WW personnel resulting in maintenance requests that are not routine will be billed to WW at a rate of $25.00 per hour. Services requiring an outside vendor as a result of improper use of plumbing, lighting, etc. will be billed to WW.

2.1.14.

Reserved Parking Spaces. FBMC will designate and maintain reserved parking spaces for WW management staff consistent with the guidelines used by FBMC. When notified by WW, FBMC will designate and maintain reserved parking spaces for WW employees with ten or more years of service.

2.1.15.	Dumpster. FBMC will provide a dumpster for facility trash disposal.

2.1.16.	Landscaping and Lawn Maintenance. Landscaping and lawn maintenance will be provided by FBMC.

2.1.17.	Fire Extinguishers. Annual fire extinguisher inspections will be provided by FBMC. FBMC will ensure that all fire extinguishers are certified annually and replaced as needed.

2.1.18.	Pest Control. Monthly pest control services will be provided by FBMC.

2.1.19.	Termite Inspection. Termite inspections will be performed every four (4) years by FBMC.

2.1.20.	Parking Lot Flag. FBMC will maintain the flag and flag pole in the main parking lot.

2.1.21.	Floor Mats. Floor mats located at the entry ways of the building will be maintained by FBMC.

2.1.22.	Window Cleaning. Window cleaning will performed as needed and will be provided by FBMC.

2.1.23.

Easement. The easement is maintained by Sessions Road Partnership and FBMC. FBMC shall continue to keep the easement free from overgrowth and will maintain the drive way to the facility and the sidewalk areas.

2.1.24.	Records Retention and Access. Historical client records data dated prior to December 1, 2010 that is stored off-site will remain the property of FBMC since

FBMC will continue to be liable for any activity that occurred during those plan years. FBMC will continue to maintain the storage of these documents, and will provide access to WW as needed with reasonable notification. FBMC will appropriately destroy these documents as they exceed their retention date.

2.1.25.

Company Vehicles. FBMC will provide services as needed for transporting materials to be archived or withdrawn from the off-site storage facilities for WW on an as needed basis for a period which represents the life of the documents (before date of destruction).

2.1.26.	Climate/Temperature Control. FBMC will be responsible for maintaining the climate control in the building.

2.1.27.	Interior Office Plants. FBMC will provide for the care and maintenance of FBMC-owned plants throughout the facility.

2.1.28.

Work Area Moves. With reasonable notice, FBMC will coordinate and conduct reasonable requests for workstation or work area moves within the facility. FBMC will supply office furniture configurations to accommodate WW staffing requirements except in cases where additional expense to FBMC would be incurred. In those instances, FBMC and WW may negotiate shared expenses. Restacking of space will be scheduled at a time that is mutually acceptable to WW and FBMC. All cubicles and offices that are scheduled to be moved, broken down or any changes in floor plan design will be facilitated through FBMC Facilities Maintenance to ensure proper break-down and set-up and maintain the integrity of the work stations and to keep warranties in effect.

2.1.29.

Conference Rooms and Conference Room Setup. With reasonable notice, FBMC will allow WW to utilize available conference space throughout the Licensed Facility. FBMC will provide setup and breakdown services for use of conference rooms and WW will follow FBMC’s established request procedures to secure the use of conference rooms.

2.2.	Exclusions.

2.2.1.

Cubicles. WW is prohibited from changing any cubicle configurations, removing cubicles or doing any type of repair or maintenance to cubicles. Activity of this type must be conducted by an authorized vendor representative or it will invalidate FBMC’s warranty on the cubicles. Any cubicle change that is needed should be requested through FBMC’s Facility Management department. These services will be billed back to WW at the vendor’s current rate.

2.2.2.	Company Vehicles. WW staff will not be authorized to drive FBMC company vehicles.

2.2.3.	Replacement Costs. Replacement keys will be billed back to WW at a cost of $7.00 per cubicle/furniture key and $10.00 per door/building key.

2.2.4.	Office Supplies. FBMC will not provide office supplies. Copy machine services and paper will be addressed in a separate agreement.

2.2.5.	Insurance. FBMC will not provide any type of insurance for WW assets, liabilities or employees.

2.2.6.	Off-Site Storage. FBMC will not provide off-site storage space for claims documents or any other WW documents dated December 1, 2010 or after.

2.2.7.	Recycling and Document Shredding. FBMC will not provide recycling or document shredding services.

2.3.

Term; License Fee. FBMC shall provide the Services for sixty (60) months commencing on December 1, 2010 (“Initial Term” and together with any extension thereof, the “Term”). For the first thirty-six (36) months of the Initial Term, the price shall be $32.00 per year per square foot of space utilized by WW (the “License Fee”). On or before the thirty-third (33rd) month of the Initial Term, the parties shall complete a joint review of prevailing local market conditions and rates for comparable space and services and if this review reveals that the then-current price for comparable space and services deviates by more than ten percent (10%) from the License Fee, then the License Fee shall be revised to that for the final twenty-four (24) months of the Initial Term.

2.4.

Independent Contractor. The parties hereto understand and agree that this Sublease does not make either of them an agent or legal representative of the other for any purpose whatsoever: No party is granted, by this Sublease or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The parties expressly acknowledge (a) that FBMC is an independent contractor with respect to provision of the Services in all respects, and (b) that the parties are not partners, joint venturers, employees or agents of or with each other.

3.

Dispute Resolution. In the event of any dispute between the parties with respect to this Sublease, the parties will use reasonable commercial efforts to resolve the dispute promptly. If the parties are unable to resolve the dispute within fifteen (15) business days, such dispute will be resolved in accordance with the procedures set forth in the APA with respect to disputes arising out the APA.

4.	General.

4.1.	Termination. This Sublease may be terminated earlier as follows:

4.1.1.	By mutual written consent of both parties;

4.1.2.

By either party entitled to the benefit of the performance of any of the obligations under this Sublease (the “Non-Defaulting Party”), if the other party (the “Defaulting Party”) shall fail to perform or default in such performance in any material respect, subject to compliance with the remainder of this paragraph. The Non-Defaulting Party shall give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Sublease with respect to the Defaulting Party if such failure or default is not cured within thirty (30) days after receipt of such written notice. If any failure or default so specified is not cured within such period, the Non-Defaulting Party may elect to immediately terminate this Sublease; provided, however, that if the failure or default relates to a dispute contested in good faith by the Defaulting Party, the Non-Defaulting Party may not terminate this Sublease pending the resolution of such dispute in accordance with Section 2.4 hereof. Such termination shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party; or

4.1.3.

Automatically, without notice by or to either party, if: (a) either party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its properties, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (iv) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (iv) take any corporate action for the purpose of effecting any of the foregoing; or (b) a proceeding or case shall be commenced against either party in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such party or of all or any substantial part of its assets, or (iii) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of ninety (90) days, or an order for relief against such party shall be entered in an involuntary case under the Bankruptcy Code.

4.2.	Effect of Termination. The obligations of the parties under this Sublease shall cease upon the effective date of termination of this Sublease, unless otherwise agreed to by the parties.

4.3.

Force Majeure. Neither party will be held liable to the other for any delay or failure of performance to the extent such delay or failure results from events beyond that party’s control, including without limitation acts of God, earthquakes, fires, floods, civil disturbance, strikes, labor disputes, and lawful governmental action (a “Force Majeure Event”). The party claiming suspension due to a Force Majeure Event shall give prompt notice to the other party hereto of the occurrence of the Force Majeure Event giving rise to the delay or failure to perform under this Sublease and of its nature and anticipated duration, and such party will use its reasonable efforts to cure the cause of the delay or failure to perform promptly and shall resume performance as soon as the Force Majeure Event has ended.

4.4.	Survival. Notwithstanding the expiration or early termination of this Sublease or any Services hereunder, Sections 2.4, 4.3, 4.5, 4.6 and 4.11 will survive.

4.5.

Amendment; Waiver. This Sublease may be amended, and any provision of this Sublease may be waived, if but only if such amendment or waiver is in writing and signed, in the case of an amendment, by both parties, or in the case of a waiver, by the party against whom the waiver is effective. No failure or delay by any party in exercising any right, power or privilege under this Sublease shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.6.

Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to FBMC: Attn: Patricia K. Neely

3101 Sessions Road Tallahassee, FL 32303

Telephone: 850-425-6200

Fax: 850-425-6220

With a copy to: John Marks III, Esq.

Marks & Marks, LLC

200 W College Avenue; Ste 225

Tallahassee, FL 32301

Telephone: (850) 222-5139

FAX: (850) 222-9732

If to WW: Attn: General Counsel

1100 Park Place, 4 Floor

San Mateo, CA 94403

Fax: 650-577-5209

With a copy to: David J. Segre

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Fax: (650) 493-6811

or to such other address as any such party shall designate by written notice to the other party hereto.

4.7.	Non Assignability. Neither party may, in whole or in part, assign or transfer this Sublease without the other party’s prior written consent, which consent shall not be unreasonably withheld. Any attempted assignment, transfer or delegation without such prior written consent will be void. This Sublease will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

4.8.	Counterparts; Effectiveness. This Sublease may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes hereof, provided that receipt of copies of such counterparts is confirmed. This Sublease shall become effective when each party has received a counterpart hereof signed by the other party hereto.

4.9.	Section Headings. The section headings contained in this Sublease are for reference purposes only and shall not affect the meaning or interpretation of this Sublease.

4.10.	Severability. If any provision of this Sublease shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Sublease shall not be affected and shall remain in full force and effect, and the parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void, or unenforceable provision.

4.11.	Governing Law. This Sublease shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

FBMC BENEFITS MANAGEMENT, INC.

By:         /s/ Patricia K. Neely

Name:    Patricia K. Neely

Title:      Chief Compliance Officer & VP

WAGEWORKS, INC.

By:         /s/ Joseph L. Jackson

Name:    Joseph L. Jackson

Title:      Chief Executive Officer

[Signature Page to Sublease Agreement]